Exhibit 10.2

April 21, 2021

C. Jeff Dekker

1265 Eldorado Drive

Superior, CO. 80027

Re:Employment Agreement

Dear Jeff:

ARCA biopharma, Inc. (the “Company”) is pleased to offer you this agreement regarding your employment as the Company’s Chief Financial Officer (the “Agreement”).

1.Employment.  The Company hereby agrees to employ you and you hereby accept such employment upon the terms and conditions set forth herein and agree to perform such duties.  Your start date will be on or before May 10, 2021 (the “Start Date”).

2.Duties.  You shall render exclusive services as a full-time employee to the Company as its Chief Financial Officer and shall report to the Company’s Chief Executive Officer.  Your responsibilities, title, working conditions, duties, reporting relationship and/or any other aspect of your employment may be changed, added to or eliminated during your employment at the sole discretion of the Company.  During the term of your employment hereunder, you shall devote your best efforts and your full business time, skill and attention to the performance of your duties on behalf of the Company; provided, however, that the Company recognizes that you may continue to provide reasonably acceptable, as determined by the Company, transition services to GlobeImmune, Inc. for a period of up to [12 months] after the Start Date.

Your primary responsibility in this position will be to provide overall leadership for the financial operations of the company, and in this role you will collaborate closely with the CEO, COO and other members of the Senior Leadership Team.

3.Compensation.

(a)For all services to be rendered hereunder, the Company agrees to pay you, and you agree to accept a salary of $22,500 per month.  Such salary will be subject to review and adjustment in accordance with the procedures set forth by the Company’s Board of Directors (the “Board”) or the Compensation Committee thereof.  Any such salary shall be payable pursuant to the Company’s payroll procedures which may be changed by the Company from time to time and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with you. In addition to your base salary, you may be eligible to receive a bonus pursuant to an employee bonus plan as approved by the Board of Directors in its sole discretion.  You will also be eligible to participate in the Company’s benefit plans based on

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the eligibility criteria for each of those plans, which plans will remain subject to change from time to time at the Company’s discretion.

4.Termination.  You and the Company each acknowledge that your employment relationship with the Company is at-will and that either party has the right to terminate your employment with the Company at any time for any reason whatsoever, with or without cause or advance notice pursuant to the following provisions.

(a)Termination by Death or Disability.  In the event you shall die during the period of your employment hereunder or become permanently disabled, which shall mean you are unable to perform each of the essential duties of your position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months, your employment and the Company’s obligation to make payments hereunder shall terminate on the date of your death, or the date upon which, in the sole reasonable determination of the Board of Directors, you are determined to be permanently disabled.  The Company’s ability to terminate you as a result of any disability shall be to the extent permitted by state and/or federal law. If your employment terminates under this section you shall not be eligible for any severance pay or other severance benefits.

(b)Resignation Without Good Reason.  In the event you resign from your employment with the Company without Good Reason (as defined below), the Company’s obligation to make payments hereunder shall cease upon such resignation, and you shall not be entitled to any severance pay or other severance benefits, pay in lieu of notice or any other such compensation, except the Company shall pay you (i) any salary earned but unpaid prior to the resignation and all accrued but unused vacation, if any, and (ii) any business expenses incurred by you in connection with your performance of your duties, according to the policies of the Company, that were incurred but not reimbursed as of the date of resignation.  Vesting of any of your stock options outstanding on the date of resignation shall cease on the date of resignation.

(c)Termination for Cause.  In the event you are terminated by the Company for Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the date of receipt by you of written notice of such termination (the “Date of Termination”), and you shall not be entitled to any severance pay or other severance benefits, pay in lieu of notice or any other such compensation, except the Company shall pay you (i) any salary earned but unpaid prior to the Date of Termination and all accrued but unused vacation, if any, and (ii) any business expenses incurred by you in connection with your performance of your duties, according to the policies of the Company, that were incurred but not reimbursed as of the Date of Termination.  Vesting of any stock options outstanding on the Date of Termination shall cease on the Date of Termination.

(d)Termination by the Company Without Cause or Resignation for Good Reason.  Subject to the terms and conditions of this Agreement, the Company will provide you with Severance Benefits (as defined below) if (i) the Company terminates your employment without Cause or (ii) you resign your employment for Good Reason. You will not be entitled to receive any Severance Benefits if (A) the Company terminates your employment for Cause, (B) you resign from your employment with the Company without Good Reason, or (C) in the event

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of your death or termination due to disability.  In addition, to the extent that any federal, state or local laws, including, without limitation, so-called “plant closing” laws, require the Company to give advance notice or make a payment of any kind to you because of your involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the Severance Benefits payable under this Agreement shall either be reduced proportionately or eliminated, such that the total amounts paid to you do not exceed the amounts specified herein.  The Severance Benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of your involuntary termination of employment for the foregoing reasons.

5.Description of Severance Benefits.  For purposes of this Agreement, “Severance Benefits” are defined as:

(a)severance pay (the “Severance Pay”) equivalent to: (A)(i) twelve (12) months of your Base Salary (as defined below) in effect as of your last day of employment with the Company if the Notice Date (as defined below) occurs (a) on the same day as a Corporate Transaction or (b) within thirteen (13) months after the effective date of a Corporate Transaction or (ii) six (6) months of your Base Salary (as defined below) in effect as of your last day of full-time employment with the Company if a Corporate Transaction has not occurred on or within thirteen (13) months before the Notice Date; and (B) a pro rata portion of any bonus compensation under any employee bonus plan that has been approved by the Board (“Bonus Pay”) payable to you for the fiscal year in which your employment terminated to be paid at the same time that such incentive bonus would have been paid if such termination had not occurred. Your pro rata portion of any Bonus Pay shall be based upon the number of days in such calendar year elapsed through the Notice Date of such termination as a proportion of 365.

The date you are notified that your employment with the Company is being terminated without Cause or the date you notify the Company that you are terminating your employment for Good Reason, shall be referred to herein as the “Notice Date.” The Severance Pay shall be payable in equal installments over the applicable number of months in accordance with the Company’s then applicable payroll policies, commencing on the first regular payroll date following the effective date of the Release (as defined below); provided, however, that if the consideration period for the Release begins in one calendar year and ends in a second calendar year, the Severance Pay shall begin in the second calendar year; provided, further, that the initial payment shall include a catch-up payment (without interest) to cover amounts retroactive to the date immediately following your last day of employment; provided, further that, any Bonus Pay shall not be payable to you until such time as bonus compensation under the applicable employee bonus plan is paid to other employees of the Company.

(b)reimbursement of your out-of-pocket costs to continue your group health insurance benefits (and dependent coverage, if applicable) under COBRA at substantially the same level of coverage in effect immediately prior to the Notice Date for (i) twelve (12) months, if Severance Pay is payable pursuant to paragraph 5(a)(A)(i) above, or (ii) six (6) months, if Severance Pay is payable pursuant to paragraph 5(a)(A)(ii) above, provided that you timely elect continued coverage under COBRA. This reimbursement shall cease if you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In either such event, you must

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immediately notify the Company.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot reimburse your COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, which you may, but are not obligated to, use such toward the cost of COBRA premiums.

To receive any of the Severance Benefits, you must first sign and date a general release of claims in favor of the Company in the form presented by the Company, which will be substantially in the form attached hereto as Exhibit A (the “Release”), and allow such Release to become effective.  Such Release shall not be signed or dated until the Notice Date, and, except as otherwise required by applicable law, is not valid (and will not entitle you to Severance Benefits) unless signed and delivered to the Company within the time frame requested by the Company.

6.Parachute Payments.

(a)Notwithstanding anything in this Agreement to the contrary, if any payment or benefit you would receive pursuant to a Corporate Transaction from the Company or otherwise (“Payment”) (i) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined below).  For the avoidance of doubt, a Payment shall not be considered a parachute payment for purposes of this paragraph if such Payment is approved by the shareholders of the Company in accordance with the procedures set forth in Sections 280G(b)(5)(A)(ii) and (B) of the Code and the regulations thereunder, and at the time of such shareholder approval, no stock of the Company is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code) (“280G Shareholder Approval”).  The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest amount of the Payment to you.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs):  reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

(b)The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event giving rise to the Payment (“Payment Event”) shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Payment Event, the Board shall have the discretion to appoint a nationally recognized accounting firm to make the

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determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c)The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment.  The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding.

7.Compliance with Revenue Code Section 409A.  To the extent any Severance Benefits are paid from the date of termination of your employment through March 15 of the calendar year following such termination, such Severance Benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (b) are paid following said March 15, such Severance Benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, and (c) are in excess of the amounts specified in clauses (a) and (b) of this paragraph, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until 6 months after your separation from service (if the Company is publicly traded and you are a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service). In the event that a six-month delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period you shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).

8.Description of Corporate Transaction. For purposes of this Agreement, “Corporate Transaction” is defined as:  (i) a sale of all or substantially all of the assets of the Company; (ii) a merger, consolidation or reorganization involving the Company if, immediately after the consummation of such merger, consolidation or reorganization, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or reorganization or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders or affiliates of the Company immediately prior to the transaction) owning fifty percent (50%) or more of the combined voting

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power of all classes of stock of the Company, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

9.Salary and Accrued PTO/Vacation.  On the next regular payroll date after your last date of employment with the Company, or earlier if required by applicable law, the Company will pay to you all of your accrued salary and all of your accrued but unused paid time off (“PTO”) or vacation, if any, as the case may be earned through your last day of employment.

10.Definition of Base Salary.  For purposes of this Agreement, “Base Salary” means your base salary in effect as of your last day of full-time employment with the Company, excluding the following: any type of commissions, incentive payments or any other similar remuneration paid directly to you, or any other income received in connection with stock options, contributions made by the Company under any employee benefit plan, or similar items of compensation.

11.Definition of Cause.  For purposes of this Agreement, “Cause” means that you have committed or engaged in: (i) willful misconduct, gross negligence, theft, fraud, or other illegal or dishonest conduct, any of which are considered to be materially harmful to the Company; (ii) refusal, unwillingness, failure, or inability to perform material job duties or habitual absenteeism; or (iii) violation of fiduciary duty, violation of any duty of loyalty, or material breach of any material term of this Agreement or of your Employee Intellectual Property and Confidentiality Agreement (a copy of which is attached hereto as Exhibit B) (the “Employee Intellectual Property Agreement”) or any other contract between you and the Company.

12.Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the following occurs without your consent (i) the relocation of your normal principal place of work greater than thirty (30) miles from your then current normal work location; (ii) a decrease in your then current base salary of more than fifteen percent (15%), other than any such decrease resulting from a general reduction by the Company in the base salary of all Company executive officers; or (iii) the Company unilaterally makes significant detrimental reductions in your job responsibilities; provided, that you shall give written notice to the Chairman of the Board setting forth your intent to resign for Good Reason and the facts in support of your claim that Good Reason exists within sixty (60) days of the initial existence of any of the foregoing conditions; and the Company shall have thirty (30) days after the applicable party has received such notice to take such actions, if any, as the Company may deem appropriate to eliminate such claimed Good Reason (without thereby admitting that such Good Reason had occurred) (the “Cure Period”); and your termination of employment occurs within sixty (60) days following the end of the Cure Period.  If the Company acts to eliminate such claimed Good Reason within the thirty (30) day period after receipt of your notice, then you shall not be deemed to be resigning for Good Reason under such facts.

13.At-Will Employment.  Nothing in this Agreement alters the at-will nature of your employment relationship with the Company.  Any contrary representations or agreements, which may have been made to you, are superseded by this Agreement.  Subject to the terms of this Agreement, either you or the Company may terminate your employment relationship at any time, with or without Cause or advance notice.

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14.Employee Intellectual Property Agreement.

(a)Execution and Compliance. You acknowledge that you are a member of the Company’s management personnel and that, as such, you have been and will be privy to extremely sensitive, confidential and valuable commercial information, which constitutes trade secrets of the Company, the disclosure of which would greatly harm the Company. Your work for the Company is conditioned on your execution of and continued compliance with the Employee Intellectual Property Agreement, which shall continue in full force and effect.

(b)Extension of Time.  In the event that you breach any covenant, obligation or duty in the Employee Intellectual Property Agreement or its subparts, any such duty, obligation, or covenants to which you and the Company agreed by the Employee Intellectual Property Agreement and its subparts shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals.  The duration and length of your duties and obligations as agreed by the Employee Intellectual Property Agreement and its subparts shall continue upon the effective date of any such settlement, or judicial or other resolution.

15.Miscellaneous. Except as specifically set forth herein, this Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to your employment terms and Severance Benefits.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in writing signed by you and a duly authorized officer of the Company.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

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Please sign below to indicate your understanding and acceptance of this Agreement and return the signed original to me at your earliest convenience.

Very truly yours,

ARCA biopharma, Inc.

By: /s/ Michael R. Bristow

Name: Michael R. Bristow

Title: President and Chief Executive Officer

Understood and Agreed:

/s/ C. Jeff Dekker4/21/2021

C. Jeff DekkerDate

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Exhibit A

RELEASE

In exchange for the Severance Benefits provided under the foregoing Employment Agreement with ARCA biopharma, Inc. (the “Company”), dated [_________________], and except as set forth in this release, I, on behalf of my spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons and entities, acting or purporting to act on my behalf (the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, shareholders, predecessors, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this release (the “Released Claims”), including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; all claims for breach of contract and wrongful termination; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; Colorado anti-discrimination statutes, including but not limited to the Colorado Civil Rights Act (as amended); the Colorado Labor Relations Act; the Colorado Whistleblower Law; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I also hereby acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:

(a)	my waiver and release do not apply to any rights or claims that arise on or after the date I execute this release;
(b)	I have the right to consult with an attorney prior to executing this release;
(c)	I have twenty-one (21) days to consider this release (although I may choose to voluntarily execute this release earlier);
(d)	I have seven (7) days following my execution of this release to revoke the release; and
(e)	this release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I execute this release.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any claims for breach of the Agreement arising after the date on which

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I sign this Release; (b) claims for reimbursement of properly incurred business expenses prior to and through the last day of employment which are submitted to the Company for reimbursement within time period required by the Company; (c) all claims for or rights to indemnification pursuant to the certificate of incorporation and bylaws of the Company, any indemnification agreement to which I am a party, or under applicable law; and (d) all claims which cannot be waived as a matter of law.

I hereby confirm that I have been paid all compensation owed to me by the Company for all hours worked; I have received all the leave and leave benefits and protections for which I was eligible, pursuant to the Company’s policies, applicable law, or otherwise; and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

I agree not to disparage the Company, and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that I may respond accurately to any inquiry or request for information when required by legal process.  Notwithstanding the foregoing, nothing in this Agreement shall limit my right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

I hereby certify that I have returned, without retaining any reproductions (in whole or in part), all information, materials and other property of the Company, including but not limited to any such information, materials or property contained on any personally-owned electronic or other storage device (such as computer, cellular phone, PDA, tablet or the like). I also represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.  I acknowledge and agree that I will continue to abide by my continuing obligations to the Company under any agreement with the Company, including but not limited to the [Employee Intellectual Property Agreement].

This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.  This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado. This Release shall be effective on the date I sign and return it to the Company, provided that the Company has also signed it.

I accept and agree to the terms and conditions stated above.

[Name]

Date:

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ARCA biopharma, Inc.

By:

Name:

Title:

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Exhibit B

EMPLOYEE INTELLECTUAL PROPERTY, CONFIDENTIALITY AND NON-COMPETE AGREEMENT

[See attached]

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Exhibit A

10170 Church Ranch Way, Suite 100

Westminster, CO  80021

Employee Intellectual Property, Confidentiality and Non-Compete Agreement

In consideration of my employment by ARCA biopharma, Inc. or its affiliates (the “Company”) and the salary paid to me, I acknowledge and agree:

I.Intellectual Property

A.I do hereby assign and agree to assign in the future to the Company all my right, title and interest in and to any and all Intellectual Property (including works not considered “works made for hire”) that I may make, conceive, create or author, either alone or jointly with others, during the period of my employment with the Company, regardless of whether the Intellectual Property is patentable, copyrightable or protectable by any other intellectual property right. I further agree that any Intellectual Property disclosed by me to the Company or a third person or described in a patent application filed by me or on my behalf within one year following termination of my employment with the Company shall be presumed to be Intellectual Property subject to the terms of this agreement unless proved by me to have been conceived and first reduced to practice by me following the termination of my employment with the Company.  By way of illustration but not limitation, the term “Intellectual Property” includes (a) data, results, ideas, processes, techniques, formulae, compounds, know-how, improvements, discoveries, developments and designs, (b) tangible and intangible information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, assays and assay components and media, procedures and formulations for producing any such assays or assay components, and pre-clinical and clinical data, results, developments or experiments, and (c) plans for research, development and new products, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. All copyrightable Intellectual Property are “works made for hire” as defined or understood under the United States Copyright Act (17 USC §§ 100 et seq.), and the Company will be the author thereof for all purposes of the United States Copyright Act and otherwise.

B.I will promptly disclose to the Company all Intellectual Property as I make, conceive, create or author it and all patent applications filed by me or in which I am named as an inventor or co-inventor, each during the period of my employment and for one (1) year thereafter.

C.I will assist the Company (at its expense) in every proper manner, during and after the term of my employment, to obtain, perfect, protect and enforce its rights in all countries in any Intellectual Property of the Company.

D.Further, I hereby irrevocably appoint the Company and its duly authorized officers and agents as my attorneys-in-fact, coupled with an interest, to act for and on my behalf and instead of me, to execute all documents and papers, including any application for patent, copyright or mask work, and to do all other lawfully permitted acts reasonably necessary to assign, or otherwise transfer and perfect my right, title and interest in and to the Intellectual Property, to and in the Company, and to obtain, perfect, protect and enforce its rights in the Intellectual Property.

II.Excluded Intellectual Property

As the Company will own all Intellectual Property, for my own protection of my prior existing rights, I have fully described on Annex A all the inventions, improvements, discoveries, writings, art, algorithms, computer codes and programs, mask works, business methods, trade secrets and other intellectual property that may relate to the research or business interests, present or prospective, of the Company which I made, conceived, created or authored, either alone or jointly with others, prior to my term of employment with the Company which I wish to be excluded from this agreement (collectively referred to as “Prior Inventions”).  The descriptions in Annex A are sufficiently complete to enable qualified persons to distinguish between the intellectual property excluded from this agreement and any Intellectual Property subject to this agreement and include all U.S. and foreign patent and patent application numbers, of which I am aware, corresponding to the described items.

If no Annex A is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, fully-paid, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, modify, use

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and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Intellectual Property without the Company’s prior written consent.

III.Confidentiality

A.In addition to the Intellectual Property I may produce, the Company, in reliance on my compliance with the terms of this agreement, will disclose or allow me access to confidential or proprietary technical or business information of the Company, or confidential or proprietary technical or business information of a third party. Neither during the term of my employment, nor at any time thereafter, will I, without prior written authorization from the Company, disclose or use, except as required in my performance of my duties to the Company, any confidential or proprietary information of the Company or of any third party provided to me by the Company.  I will obtain the written approval of the Company’s General Counsel before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any confidential information of the Company or any third party provided to me by the Company.

B.Upon termination of my employment, or at any time at the request of the Company, I will return all documents, recorded material in any media, and any property of the Company, and all documents, recorded material and any property of a third party, and all copies thereof, which I acquired from the Company or which I produced during or as a result of my employment.  I also will not retain any copies, notes or abstracts of any of the foregoing.

C. If at any time during or after my employment, I am uncertain whether any information provided to me by the Company, or produced by me, is confidential or proprietary information of the Company, or of any third party, or if I am solicited to disclose or use confidential or proprietary information, I will inform the Company in writing (by certified mail, if after my employment) and consult with an officer, or designated representative of the Company, to determine whether the information is confidential or proprietary information to the Company or a third party.

D. The Company may notify any of my future or prospective employers or other third parties of this agreement, without my further consent.

E. I understand that the unauthorized use or disclosure of confidential or proprietary information of the Company, or of a third party, provided to me by the Company would cause irreparable harm to the Company and therefore the Company is entitled to injunctive relief to preclude or restrain me from disclosing or using, or further disclosing or using, confidential or proprietary information of the Company, or of a third party, provided to me by the Company.

F.I further agree that I will neither disclose to the Company nor use in the performance of my duties to the Company any confidential or proprietary information of any other party, unless permitted by agreement between the Company and the other party.

IV.	Non-Compete and Non-Solicitation

A.During my term of employment by the Company and for one (1) year period thereafter, I will not engage or participate or assist any person, directly or indirectly, in any individual or representative capacity in any business or enterprise that competes with the business, present or prospective, of the Company without the express written consent of the Company.  I may, however, retain personal investments held by me as of the date hereof provided that by those investments I am not involved in the management or operation of that business.  It is agreed that, should I own or control less than five percent (5%) of the issued publicly traded stock of, or equity in, a business, such ownership shall not constitute a violation of this provision.

B.I agree further that for the period of my employment by the Company and for 12 months after the date of termination of my employment with the Company I will neither (a) solicit the business of any client or customer of the Company (other than on behalf of the Company), (b) either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity, nor (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company.

C.I acknowledge that through my employment with the Company I will acquire access to information suited to immediate application by a business in competition with the Company.  I specifically acknowledge that, because of the nature and type of business that the Company engages in, the geographic scope of the covenants in this Article IV shall include all counties, cities and states in the United States and any other city, country, territory or region in which the Company conducts business. I agree and acknowledge that the foregoing restrictions, geographic scope and time limitations set forth in this Article IV are reasonable, and that the provisions in this Article IV are reasonably necessary for the protection of the Company.  If any restriction set forth in this Article IV is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

D.I further acknowledge the following provisions of Colorado law, set forth in Colorado Revised Statutes Section 8-2-113(2):

“Any covenant not to compete which restricts the right of any person to receive

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compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(a)Any contract for the purchase and sale of a business or the assets of a business;

(b)Any contract for the protection of trade secrets;

(c)Any contract provision providing for the recovery of the expense of educating and training an employee who has served an employer for a period of less than two years;

(d)Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.”

I acknowledge that this agreement is a contract for the protection of trade secrets under Section 8-2-113(2)(b), and is intended to protect the confidential information and trade secrets of the Company; and that I am an executive and management employee or professional staff to executive or management personnel, within the meaning of Section 8-2-113(2)(d).

E.I acknowledge and am prepared for the possibility that my standard of living may be reduced during the noncompetition period provided in this Article IV following the termination of my employment, and fully accept any risk associated with that possibility.

V.Prior Employment

My performance of my duties to the Company during my employment does not conflict with and will not be constrained in any manner by any prior or current employment or business relationship. I have not entered into any agreement that will prevent my full compliance with the terms of this agreement except as I have fully described on Annex B and to which I have attached a true copy of that agreement.

VI.Legal and Equitable Remedies.

In view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company to be protected under this agreement, I understand and agree that the Company could not be reasonably or adequately compensated in damages in an action at law for my breach of my obligations (whether individually or together) hereunder.  Accordingly, I specifically agree that the Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this agreement and that such relief may be granted without the necessity of proving actual damages, and without bond.  I acknowledge and agree that the provisions in this agreement, and that upon my breach of this agreement, the Company is entitled to withhold payments or consideration, as equitable relief to prevent continued breach, to recover damages and to seek any other remedies available to the Company.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.

VII.Miscellaneous

This agreement sets forth the entire and complete understanding and agreement I have with the Company relating to its subject matter and supersedes all other oral or written representations and understandings.  The terms of this agreement may not be waived, amended or superseded except by a written amendment that refers to this agreement and is signed by both me and a duly authorized representative of the Company.  The formation, interpretation, compliance and performance of this agreement will be governed by the laws of the State of Colorado, excluding its conflict-of-law rules.  I hereby expressly consent to the personal jurisdiction of the state courts located in Denver County, Colorado and the federal courts located in the city and county of Denver, Colorado for any lawsuit filed there against me by the Company arising from or related to this agreement.  If any provision of this agreement is found invalid or unenforceable, the remainder of the provisions will remain valid and enforceable. If moreover, any term, word, clause, phrase, provision, restriction, or section of this agreement is more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof, the provisions of this agreement shall be limited only to the extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable.

This agreement shall survive the termination of my employment and the assignment of this agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

I have been furnished with a copy of this agreement prior to my signing. I have carefully read all of the provisions of this agreement and I understand each and all of the provisions. I have had the opportunity to seek independent business advice and legal counsel regarding this agreement and my obligations hereunder. I will fully and faithfully comply with all the provisions and obligations of this agreement.

* * * * *

- 3 -ARCA biopharma, Inc.

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I acknowledge that I have read and understand this agreement and have been given the opportunity to discuss it with independent legal counsel.

/s/ C. Jeff Dekker4/21/21

SignatureDate

C. Jeff DekkerCFO

Name (type or print)Job Title

Company:

Accepted and agreed:

/s/ Thomas A. Keuer4/21/21

SignatureDate

Thomas A. KeuerCOO

Name (type or print)

Copies to Employee and ARCA biopharma, Inc.

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Annex A

Prior Inventions

Title	Date of Invention/Authorship
1.____N/A____________________________________________	________________________
2.___________________________________________________	________________________
3.___________________________________________________	________________________
4.___________________________________________________	________________________

Signature of Employee:  _____________________________

Print Name of Employee:  ____________________________

Date:  ____________________

ARCA biopharma, Inc.

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Annex B

Prior Employment Agreements

Title of Agreement	Name of Employer	Date of Agreement
Employment Agreement	GlobeImmune, Inc.	7/1/14 Amended 11/15/16, 3/10/17

Signature of Employee:  /s/ C. Jeff Dekker

Print Name of Employee:  C. Jeff Dekker

Date:  4/21/21

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